Exhibit 99.1

XPO Logistics Announces First Quarter 2012 Results

Acquires Continental Freight in South Carolina

Opens New Truck Brokerage Cold-starts in Michigan and Texas

BUCHANAN, Mich. — May 9, 2012 — XPO Logistics, Inc. (NYSE Amex: XPO) today announced financial results for the first quarter of 2012. Total revenue was $44.6 million for the quarter, a 7.4% increase from the same period last year.

Net loss was $2.7 million for the quarter, compared with net income of $1.1 million for the same period last year. The company reported a first quarter net loss available to common shareholders of $3.4 million, or a loss of $0.36 per diluted share, compared with net income available to common shareholders of $1.1 million, or earnings of $0.13 per diluted share, for the same period in 2011. First quarter 2012 results include a loss of $0.08 per diluted share relating to $750,000 in cumulative preferred dividends.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $4.6 million for first quarter of 2012, compared with EBITDA of $2.3 million for the same period in 2011. EBITDA for the first quarter of 2012 includes a $540,000 expense ($345,000 after tax or $0.04 per diluted share) for compensation, severance and professional fees related to the composition of the company’s executive team; a $480,000 expense ($307,000 after tax or $0.03 per diluted share) for consulting fees in connection with securing an agreement with the state of North Carolina for up to $3.2 million in future tax incentives; and $1.0 million in non-cash share-based compensation. A reconciliation of EBITDA to net income is provided in the attached financial tables.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “Our strategy is to scale up our operations through acquisitions, cold-starts and organic growth. Our first acquisition is Continental Freight Services, a 32-year-old company based in South Carolina with a loyal customer base and excellent employees. Continental is a good strategic fit because we can scale it up quickly by adding salespeople and carrier capacity.”

Jacobs continued, “Our cold-start program is running ahead of plan: Ann Arbor opened in mid-April, and Dallas started operating last week. Phoenix, our first cold-start, has exceeded our expectations – it launched in December and quickly ramped up revenues to $760,000 in April. Given our cold-start performance and healthy backlog of acquisition candidates, we’re comfortable with our target of a $500 million revenue run rate by year-end.

“At our new operations center in Charlotte, where our goal is 100 hires by year-end, we’re already nearly 30% staffed. The new IT platform we rolled out in March is giving us greater internal visibility, and stronger tools for sales and service management. And we recently added two key leaders in carrier procurement and employee training. These roles are vital to our strategy, and we’ve brought top talent on board.

“While it was a very successful quarter in terms of executing our plan, the investments in new infrastructure impacted our earnings, as expected. We also experienced market softness for both expedited and freight forwarding services. However, our truck brokerage business delivered very strong growth, with same-store profitability more than doubling year-over-year. We’re focused on optimizing our operations within each operating segment to position the company for substantial value creation in the coming years.”

First Quarter 2012 Results by Business Unit

•

Expedited transportation: The Express-1 business generated total revenue of $22.4 million for the quarter, an 8.1% improvement from the same period last year. Revenue growth was driven by an increase in project-based air charter revenue and growth in cross-border-Mexico and temperature-controlled transactions. Gross margin percentage was 18.6%, compared with 22.0% in 2011. The decline in gross margin percentage was due to an increase in revenue from lower-margin air charter and international business, higher insurance claims, and a higher rate paid to owner operators. Express-1’s operating income was $1.6 million for the quarter, a 16.9% decrease from the same period last year.

•

Freight forwarding: The Concert Group Logistics (CGL) business generated total revenue of $15.5 million for the quarter, a 1.8% decrease from the same period last year. Gross margin percentage declined to 10.3% for the quarter, from 11.0% in the same period a year ago, due primarily to a greater mix of lower-margin international business. Operating income was $162,000 for the quarter, compared with $472,000 last year, reflecting lower gross margins and higher SG&A costs associated with new company-owned locations in Charlotte, N.C., and Atlanta, Ga.

•

Freight brokerage: The company’s freight brokerage business generated total revenue of $7.9 million for the quarter, a 32.5% improvement from the same period last year. Revenue growth was largely driven by increased volume at the South Bend, Ind., office and the new Phoenix, Ariz., office. Gross margin percentage was 13.0%, compared with 15.5% in 2011. The decline in gross margin was primarily due to lower-margin sales to strategic customers during the start-up phase of the Phoenix sales office. Operating loss was $154,000 for the quarter, compared with operating income of $138,000 for the same period in 2011, reflecting costs associated with new facilities, partially offset by higher operating income from the South Bend operation.

Acquires Continental Freight Services, Inc.

On May 8, 2012, XPO Logistics acquired Continental Freight Services, Inc., a non-asset based, third party logistics company providing truck brokerage services. Founded in 1980, Continental Freight is headquartered in Columbia, S.C., with satellite offices in Texas, Florida and the Carolinas. Continental Freight generated trailing 12 months revenue of approximately $22 million as of March 31, 2012. The cash purchase price was $3.4 million, excluding any working capital adjustments and a potential earn-out of up to $0.3 million. The acquisition is expected to be accretive to earnings in 2012.

Adds Brokerage Cold-starts and Strategic Hires

Following the opening of its second truck brokerage cold-start in Ann Arbor, Mich., in April, the company opened its newest branch in Dallas, Texas, on May 1, 2012. Dallas branch president Doug George has 18 years of management and sales experience in transportation, including positions with AFN, Ryder Integrated Logistics, Inc. and Roadway Express, Inc.

To support the scaling up of its operations and workforce, the company has announced two key appointments: Louis Amo has been named vice president–carrier procurement and operations; and Marie Fields has been appointed director of training.

Mr. Amo has 15 years of transportation and carrier management experience, including positions with Union Pacific Corporation, Odyssey Logistics & Technology Corporation, and SABIC Innovative Plastics Holding BV (formerly GE Plastics). Ms. Fields has worked in the logistics industry for 15 years, initially with American Backhaulers, Inc. as a dispatcher and carrier sales representative, and then for 12 years with C.H. Robinson Worldwide, Inc., with responsibilities for training and on-boarding new hires, systems training and sales development.

New Website at xpologistics.com

On May 9, 2012, the company launched a comprehensive new website at www.xpologistics.com. Online functionality includes the ability to request a quote, track a load, register as a carrier, apply for employment, and access investor resources. The new site marks the first of several customer-facing web and mobile products planned for release this year, including self-service freight management tools for shippers.

Conference Call

The company will hold a conference call on Thursday, May 10, 2012, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-573-4752; international callers dial +1-617-224-4324. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpologistics.com. The conference will be archived until June 10, 2012. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-286-8010; international callers dial +1-617-801-6888. Use participant passcode 821496287.

About XPO Logistics, Inc.

XPO Logistics, Inc. is a non-asset based, third-party logistics provider of freight transportation services that uses a network of relationships with ground, sea and air carriers to find the best transportation solutions for its customers. The company offers its services through three distinct business units: expedited transportation (Express-1, Inc.); freight forwarding (Concert Group Logistics, Inc.); and freight brokerage. XPO Logistics serves more than 4,000 retail, commercial, manufacturing and industrial customers through 17 U.S. branches and 25 agent locations.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarters ended March 31, 2012 and March 31, 2011. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure (net income) under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA is a useful measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events.

Investor Contact:

XPO Logistics, Inc.

Scott Malat, 1-203-413-4002

scott.malat@xpologistics.com

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, 1-212-333-3810

XPO Logistics, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31,

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2012	2011	2012	2011	Change %
Revenues
Operating revenue	$44,560	$41,508	100.0%	100.0%	7.4%
Direct expense
Transportation services	34,534	31,113	77.5%	75.0%	11.0%
Station commissions	2,316	2,479	5.2%	6.0%	-6.6%
Insurance	473	293	1.1%	0.7%	61.4%
Other	464	416	1.0%	1.0%	11.5%

Direct expense	37,787	34,301	84.8%	82.6%	10.2%

Gross margin	6,773	7,207	15.2%	17.4%	-6.0%

SG&A expense
Salaries & benefits	5,316	3,267	11.9%	7.9%	62.7%
Purchased services	2,736	694	6.1%	1.7%	294.2%
Depreciation & amortization	266	268	0.6%	0.6%	-0.7%
Other	2,679	978	6.0%	2.4%	173.9%

Total SG&A expense	10,997	5,207	24.7%	12.5%	111.2%

Operating (expense) income	(4,224)	2,000	-9.5%	4.8%	-311.2%

Other (income) expense	(21)	29	0.0%	0.1%	172.4%
Interest expense	12	49	0.0%	0.1%	-75.5%

(Loss) income before income tax	(4,215)	1,922	-9.5%	4.6%	-319.3%
Income tax (benefit) provision	(1,521)	805	-3.4%	1.9%	288.9%

Net (Loss) Income	$(2,694)	$1,117	-6.0%	2.7%	-341.2%

Undeclared cumulative preferred dividends	$(750)	$—	-1.7%	0.0%	N/A

Net (Loss) Income available to common shareholders	$(3,444)	$1,117	-7.7%	2.7%	-408.3%

Basic earnings per common share
Net (loss) income available to common shareholders	$(0.36)	$0.14
Diluted earnings per common share
Net (loss) income available to common shareholders	$(0.36)	$0.13
Weighted average common shares outstanding
Basic weighted average common shares outstanding	9,501	8,176
Diluted weighted average common shares outstanding	9,501	8,522

Note: All share-related amounts in this press release and the financial tables reflect the 4-for-1 reverse stock split that was effected on September 2, 2011.

XPO Logistics, Inc

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$204,496	$74,007
Accounts receivable, net of allowances of $409 and $356, respectively	24,350	22,425
Prepaid expenses	885	426
Deferred tax asset, current	1,305	955
Income tax receivable	2,846	1,109
Other current assets	1,544	219

Total current assets	235,426	99,141

Property and equipment, net of $4,118 and $3,937 in accumulated depreciation, respectively	4,315	2,979
Goodwill	16,959	16,959
Identifiable intangible assets, net of $3,427 and $3,356 in accumulated amortization, respectively	7,942	8,053
Loans and advances	130	128
Other long-term assets	474	381

Total long-term assets	29,820	28,500

Total assets	$265,246	$127,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,383	$8,565
Accrued salaries and wages	2,281	2,234
Accrued expenses, other	4,741	2,789
Current maturities of long-term debt and capital leases	9	1,675
Other current liabilities	774	808

Total current liabilities	18,188	16,071

Long-term debt and capital leases, net of current maturities	35	454
Deferred tax liability, long-term	2,711	2,346
Other long-term liabilities	978	410

Total long-term liabilities	3,724	3,210

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 75,000 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 159,200,000 shares authorized; 17,659,483 and 8,410,353 shares issued, respectively; and 17,614,483 and 8,365,353 shares outstanding, respectively	17	8
Additional paid-in capital	241,022	102,613
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(40,392)	(36,948)

Total stockholders’ equity	243,334	108,360

Total liabilities and stockholders’ equity	$265,246	$127,641

Note: All share-related amounts in this press release and the financial tables reflect the 4-for-1 reverse stock split that was effected on September 2, 2011.

XPO Logistics, Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2012	March 31, 2011
Operating activities
Net (loss) income	$(2,694)	$1,117
Adjustments to reconcile net income to net cash from operating activities
Provisions for allowance for doubtful accounts	53	16
Depreciation and amortization expense	317	316
Stock compensation expense	1,033	39
Changes in assets and liabilities
Accounts receivable	(1,979)	(388)
Deferred tax expense	13	422
Income tax receivable	(1,737)	346
Prepaid expenses and other current assets	(1,780)	(87)
Other long-term assets and advances	(102)	(14)
Accounts payable	1,818	(41)
Accrued expenses and other liabilities	2,282	257

Cash (used in) provided by operating activities	(2,776)	1,983

Investing activities
Payment of acquisition earn-out	(450)	(450)
Payment for purchases of property and equipment	(836)	(86)

Cash flows used in investing activities	(1,286)	(536)

Financing activities
Line of credit, net	—	(2,353)
Payments of long-term debt and capital leases	(2,084)	(429)
Excess tax benefit from stock options	167	97
Proceeds from exercise of options, net	233	727
Proceeds from common stock offering, net of issuance costs	136,985	—
Dividends paid to preferred stockholders	(750)	—

Cash flows provided by (used in) financing activities	134,551	(1,958)

Net increase (decrease) in cash	130,489	(511)
Cash, beginning of period	74,007	561

Cash, end of period	$204,496	$50

Supplemental disclosure of noncash activities:
Cash paid during the period for interest	12	28
Cash paid (received) during the period for income taxes, net	84	(75)

Expedited Transportation

(Express -1)

Summary Financial Table

(Unaudited)

(in thousands)

	Three months ended March 31,		Percent of Revenue		Change
	2012	2011	2012	2011	%
Revenues
Operating revenue	$22,420	$20,742	100.0%	100.0%	8.1%
Direct expense
Transportation services	17,362	15,512	77.4%	74.8%	11.9%
Insurance	436	261	1.9%	1.3%	67.0%
Other	463	416	2.1%	2.0%	11.3%

Direct expense	18,261	16,189	81.4%	78.0%	12.8%

Gross margin	4,159	4,553	18.6%	22.0%	-8.7%

SG&A expense
Salaries & benefits	1,660	1,807	7.4%	8.7%	-8.1%
Purchased services	197	385	0.9%	1.9%	-48.8%
Depreciation & amortization	85	111	0.4%	0.5%	-23.4%
Other	637	349	2.8%	1.7%	82.5%

Total SG&A expense	2,579	2,652	11.5%	12.8%	-2.8%

Operating income	$1,580	$1,901	7.0%	9.2%	-16.9%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $137,000 and $159,000 for the three-month periods ended March 31, 2012 and 2011, respectively.

Freight Forwarding

(Concert Group Logistics)

Schedule of Operating Income

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,		Percent of Revenue		Change
	2012	2011	2012	2011	%
Revenues
Operating revenue	$15,457	$15,739	100.0%	100.0%	-1.8%
Direct expense
Transportation services	11,513	11,505	74.5%	73.1%	0.1%
Station commissions	2,316	2,479	15.0%	15.8%	-6.6%
Insurance	43	29	0.3%	0.2%	48.3%

Direct expense	13,872	14,013	89.7%	89.0%	-1.0%

Gross margin	1,585	1,726	10.3%	11.0%	-8.2%

SG&A expense
Salaries & benefits	787	723	5.1%	4.6%	8.9%
Purchased services	41	67	0.3%	0.4%	-38.8%
Depreciation & amortization	144	142	0.9%	0.9%	1.4%
Other	451	322	2.9%	2.0%	40.1%

Total SG&A expense	1,423	1,254	9.2%	8.0%	13.5%

Operating income	$162	$472	1.0%	3.0%	-65.7%

Freight Brokerage

(Bounce Logistics and XPO Logistics)

Schedule of Operating Income

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,		Percent of Revenue		Change
	2012	2011	2012	2011	%
Revenue
Operating revenue	$7,928	$5,983	100.0%	100.0%	32.5%
Direct expense
Transportation services	6,905	5,052	87.1%	84.4%	36.7%
Insurance	(6)	3	-0.1%	0.1%	-300.0%

Direct expense	6,899	5,055	87.0%	84.5%	36.5%

Gross margin	1,029	928	13.0%	15.5%	10.9%

SG&A expense
Salaries & benefits	859	526	10.8%	8.8%	63.3%
Purchased services	62	43	0.8%	0.7%	44.2%
Depreciation & amortization	20	10	0.3%	0.2%	100.0%
Other	242	211	3.1%	3.5%	14.7%

Total SG&A expense	1,183	790	14.9%	13.2%	49.7%

Operating (loss) income	$(154)	$138	-1.9%	2.3%	-211.6%

XPO Corporate

Summary of Selling, General & Administrative Expense

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,		Percent of Revenue		Change
	2012	2011	2012	2011	%
SG&A expense
Salaries & benefits	$2,010	$211	4.5%	0.5%	853%
Purchased services	2,436	199	5.5%	0.5%	1124%
Depreciation & amortization	17	5	0.0%	0.0%	240%
Other	1,349	96	3.0%	0.2%	1305%

Total SG&A expense	$5,812	$511	13.0%	1.2%	1037%

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Income

(Unaudited)

(in thousands)

	Three Months Ended March 31,
			Change
	2012	2011	%
Net (loss) income available to common shareholders	$(3,444)	$1,117	-408.3%
Interest expense	12	49	-75.5%
Income tax (benefit) provision	(1,521)	805	288.9%
Depreciation and amortization	317	316	0.3%

EBITDA	$(4,636)	$2,287	-302.7%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

First quarter 2012 EBITDA includes expenses of $1.0 million of stock compensation, $540,000 related to executive management changes and $480,000 for consulting fees in connection with a tax incentive agreement.

XPO Logistics, Inc.

Diluted Share Information

Weighted Average Diluted Shares for Three Months Ended

	March 31, 2012	March 31, 2011
Common Stock Outstanding	9,501,336	8,175,681
Shares underlying the conversion of preferred stock to common stock	10,714,286	—
Shares underlying warrants to purchase common stock	5,411,309	—
Shares underlying stock options to purchase common stock	293,578	345,835
Shares underlying restricted stock units	97,894	—

Total	26,018,403	8,521,516

For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the three-month periods ended March 31, 2012 and 2011, respectively. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average market price of $14.14 per share for the first quarter 2012 and $10.04 per share for the first quarter 2011, respectively.

For informational purposes, the following table represents fully diluted shares as of March 31, 2012, calculated on a non-weighted basis without giving effect to the portion of any period in which the diluted shares were outstanding. The dilutive effect of warrants and options in the table was calculated using the average closing market price of common stock for the three-month period ended March 31, 2012. A non-weighted basis for calculating fully diluted shares is a non-GAAP financial measure as defined under SEC rules.

Diluted Shares as of
March 31, 2012
Common Stock Outstanding	17,614,483
Full dilution of preferred stock	10,714,286
Full dilution of warrants	5,411,309
Full dilution of outstanding stock options	293,578
Full dilution of restricted stock units	97,894

Total	34,131,550